                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         EASTERN UTILITIES ASSOCIATES
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                         EASTERN UTILITIES ASSOCIATES
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF EASTERN UTILITIES APPEARS HERE]
                   Eastern Utilities Associates
                   One Liberty Square
                   P.O. Box 2333, Boston, MA 02107

                                                                 March 27, 1996

To Our Shareholders:

  We extend our personal invitation to join us at the Annual Meeting of Shareholders on May 20, 1996.

  The formal Notice of Meeting and Proxy Statement appear on the following pages and contain details of the business to be conducted at the Annual Meeting.

  It is important that you promptly sign and return the enclosed proxy card for the annual election of Trustees.

  We appreciate your attention to this important action and look forward to seeing you at our Annual Meeting.

                                     Sincerely,

                                     Donald G. Pardus
                                     Chairman of the Board

                   [LOGO OF EASTERN UTILITIES APPEARS HERE]
                         Eastern Utilities Associates
                         One Liberty Square
                         P.O. Box 2333, Boston, MA 02107

                           NOTICE OF ANNUAL MEETING

                                                                 March 27, 1996

To Our Shareholders:

  Notice is hereby given that the Annual Meeting of the Shareholders of Eastern Utilities Associates, a voluntary association formed under a Declaration of Trust dated April 2, 1928, as amended, will be held in the Enterprise Room on the 5th floor of the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Monday, May 20, 1996, at 9:30 a.m., for the following purposes:

    1. To elect eleven (11) Trustees of the Association for the ensuing year.

    2. To transact such other business as may properly come before the meeting.

  Only Common Shareholders of record on the transfer books of the Association at the close of business March 22, 1996 will be entitled to vote at the meeting of which notice is hereby given and at any and all adjournments thereof. In the election of Trustees, the holders of common shares have the right of cumulative voting as provided in Article 28 of the Declaration of Trust, as amended.

  You are urged to sign, date and return the enclosed proxy at your earliest convenience to The First National Bank of Boston, Shareholder Services Division, Post Office Box 1878, Boston, Massachusetts 02105. An envelope is enclosed for that purpose.

  You are invited to be present at the meeting and in the event you do attend, any proxy previously signed may be revoked and your shares voted in person at the meeting.

                                   By Order of the Trustees,

                                   CLIFFORD J. HEBERT, JR., Secretary

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 20, 1996

                                                                 March 27, 1996

  The accompanying proxy is solicited on behalf of the Trustees of Eastern Utilities Associates for use at the Annual Meeting of the Shareholders to be held in the Enterprise Room on the 5th floor of the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Monday, May 20, 1996 for the purposes set forth in the foregoing Notice of Annual Meeting and at any and all adjournments thereof.

  The person giving such a proxy may revoke it at any time before it is voted, by a later dated proxy delivered pursuant to this solicitation, by other written revocation received by the Secretary, or by oral revocation in person at the meeting.

  An Annual Report, including financial statements, accompanies this statement.

  There are outstanding 20,436,755 common shares, the holders of which are entitled, for each share held of record at the close of business on March 22, 1996, to one vote per share in person or by proxy, on all matters acted on at the meeting, except that, as provided in Article 28 of the Declaration of Trust, as amended, the election of Trustees will be by cumulative voting, namely, each holder of common shares will be entitled to as many votes as will equal the number of his shares multiplied by the number of Trustees to be elected, and he may cast all of such votes in person or by proxy for a single candidate or distribute them among any two or more candidates as he shall elect. The only candidates eligible for election as Trustees will be those who have been nominated by notice given in writing to the Secretary at least twenty-four (24) hours prior to the time fixed for the calling to order of the meeting at which the vote is to be taken.

  The Association's Declaration of Trust provides that a quorum for the meeting shall consist of the representation in person or by proxy at the meeting of shareholders entitled to a majority or more of the votes that could be cast at the meeting. The election of Trustees is by plurality vote, such that the 11 nominees with the highest vote totals will be elected. Withheld votes as to a particular nominee affect vote totals for that nominee. Broker non- votes will not affect the outcome of the election. If an individual has signed a proxy card but has not voted on a particular matter, such proxy will be voted in favor of management's recommendation with respect to such matter in accordance with the discretion granted to the proxies.

              ELECTION OF TRUSTEES AND OWNERSHIP OF COMMON SHARES

  It is proposed to elect eleven (11) Trustees to serve for the ensuing year until the next Annual Meeting of the Shareholders or until succeeding Trustees have been chosen and qualified. Unless a contrary specification is made in the accompanying form of proxy, the persons named in it, including any substitutes, will vote such proxy for the nominees in the following list, or for the election as Trustees of such other nominees as may be approved by a majority of the Trustees if, for any reason, any of the nominees are unable to serve, or in their discretion will cast cumulatively among any number of such nominees any or all votes represented by proxies in which they are named.

  All of the nominees in the following table are at present Trustees of the Association and were elected to their present term of office at the Annual Meeting of Shareholders held on May 15, 1995.

  Each of the other nominees has served in the capacity indicated in the list for more than five years, with the exception of Russell A. Boss, who was Chief Operating Officer of A.T. Cross Company until April 1993, and Jacek Makowski, who was Chairman and Chief Executive Officer of J. Makowski Company prior to 1996.

  In addition to their principal occupations in the table below, the nominees are trustees or directors of publicly held companies as follows: Mr. Boss is a Director of A.T. Cross Company and Brown & Sharpe Manufacturing Co.; Mr. Choquette is a Director of Fleet Financial Group and Carlisle Companies, Inc.; Mr. Freeman is a Trustee or Director of Providence Journal Company, Amica Mutual Insurance Company, Amica Life Insurance Company and of thirteen of the registered mutual funds for which Scudder, Stevens & Clark is investment advisor; Mr. Liebenow is a Director of Quaker Fabric Corporation; Mr. Marple is a Trustee of thirteen of the registered mutual funds for which Scudder, Stevens & Clark is investment advisor; Ms. Stapleton is a Director of Colonial Gas Company; and Mr. Thorndike is a Director of Courier Corporation, Data General Corporation, Providence Journal Company and Bradley Real Estate Inc. and a Trustee of the Putnam Funds. In February 1994, Mr. Thorndike accepted appointment as a successor trustee of private trusts in which he has no beneficial interest, and concurrently became, serving until October 1994, Chairman of the Board of two privately owned corporations controlled by such trusts that filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in August 1994.

  Various Trustees also are directors of subsidiaries of the Association having registered securities outstanding as follows: Mr. Pardus, Blackstone Valley Electric Company and Eastern Edison Company; and Mr. Stevens, Blackstone Valley Electric Company and Eastern Edison Company.

  The table below also sets forth the information concerning beneficial ownership by the nominees, by each of the executive officers named in the Summary Compensation Table on page 5 and by all Trustees and executive officers as a group.

                                                                                         COMMON
                                                                                      SHARES OF THE
                                                                                       ASSOCIATION
                                                                                      BENEFICIALLY
                             AGE AT                                                     OWNED AT
                          DECEMBER 31,                                        TRUSTEE  JANUARY 6,
          NAME                1995              PRINCIPAL OCCUPATION           SINCE     1996(a)
          ----            ------------          --------------------          ------- -------------
Russell A. Boss (A,P)...       57      President and Chief Executive Officer,  1989        1,000(b)
                                        A.T. Cross Company (writing
                                        instruments manufacturer), Lincoln,
                                        Rhode Island
Richard M. Burns........       58      Comptroller of the Association           --         4,463(c)
John D. Carney..........       51      Executive Vice President of the          --         7,208(c)
                                        Association
Paul J. Choquette, Jr.         57      President of Gilbane Building Company   1992        1,132
 (C,P)..................                (building construction), Providence,
                                        Rhode Island
Peter S. Damon (A,P)....       60      President and Chief Executive Officer,  1991        1,033(d)
                                        Bank of Newport, Newport, Rhode
                                        Island
Peter B. Freeman (A,F)..       63      Corporate Director and Trustee,         1979        2,292
                                        Providence, Rhode Island
Larry A. Liebenow              52      President and Chief Executive Officer   1994        1,000
 (A,F)..................                of Quaker Fabric Corporation
                                        (upholstery manufacturer), Fall
                                        River, Massachusetts
Wesley W. Marple, Jr.          63      Professor of Business Administration,   1976        1,885(e)
 (A,C)..................                Northeastern University, Boston,
                                        Massachusetts
Jacek Makowski (F,P)....       65      Investor Boston, Massachusetts          1995          200
Donald G. Pardus........       55      Chairman of the Board of Trustees and   1982       39,441(c)
                                        Chief Executive Officer of the
                                        Association
Robert G. Powderly......       48      Executive Vice President of the          --         9,363(c)
                                        Association
Margaret M. Stapleton          59      Vice President, John Hancock Mutual     1977        1,326
 (C,F)..................                Life Insurance Company, Boston,
                                        Massachusetts
John R. Stevens.........       55      President and Chief Operating Officer   1990       23,780(c)
                                        of the Association
W. Nicholas Thorndike          62      Corporate Director and Trustee,         1991        2,146
 (C,F)..................                Brookline, Massachusetts
Trustees and executive officers as a group..........................................     102,161(f)

--------
(A), (C), (F), and (P) indicate member of Audit, Compensation and Nominating, Finance or Pension Trust Committees, respectively.

(a) Unless otherwise indicated, beneficial ownership is based on sole investment and voting power. Each nominee's ownership represents less than two-tenths of one percent of the outstanding common shares of the Association.
(b) In addition, Mr. Boss owns 5 shares of Blackstone Valley Electric
    Company's 4.25% Preferred Stock.
(c) Jointly owned with spouse except for 387, 1,070, 4,525, 1,505 and 1,602 shares held under the Association's Employees' Savings Plan for Messrs. Burns, Carney, Pardus, Powderly and Stevens, respectively, as to which each has voting power, and 3,886, 6,138, 24,194, 6,357 and 16,905 shares held under the Eastern Utilities Associates Restricted Stock Plan by Messrs. Burns, Carney, Pardus, Powderly and Stevens, respectively, as to which each has voting power. Also included are 191, 2,642, 1,324 and 1,053 shares individually owned by Messrs. Burns, Pardus, Powderly and Stevens.
                                        (Footnotes continued on following page)

(Footnotes continued from preceding page)
(d) Jointly owned with spouse, except for 200 shares held individually.
(e) In addition, Mr. Marple's spouse owns 263 common shares. Mr. Marple disclaims any beneficial interest in such shares.
(f) Represents approximately five-tenths of one percent of total outstanding common shares.

  The Association was informed by statements filed on Schedule 13G and 13D that the groups listed in the table below were the beneficial owners of 5% or more of the Association's outstanding common shares. The table sets forth information concerning such ownership as of December 31, 1995.

                              AMOUNT OF          % OF
      NAME AND ADDRESS OF OUTSTANDING SHARES  OUTSTANDING
       BENEFICIAL OWNER   BENEFICIALLY OWNED COMMON SHARES
      ------------------- ------------------ -------------
Capital Research and          1,280,000           6.3%
 Management Company(1)..
 333 South Hope Street
 Los Angeles, CA 90071
FMR Corporation(1)......      1,142,581           5.6%
 82 Devonshire Street
 Boston, MA 02109

--------
(1) Sole dispositive power.

                      COMPENSATION AND OTHER TRANSACTIONS

                          SUMMARY COMPENSATION TABLE

  Information is set out below as to compensation paid by the Association and its subsidiaries for the years 1993, 1994 and 1995, to each of the five highest paid executive officers of the Association whose aggregate cash compensation for 1995 exceeded $100,000.

                                                                         LONG TERM
                                        ANNUAL COMPENSATION            COMPENSATION
                             ----------------------------------------- ------------
                                                            OTHER       RESTRICTED
                             FISCAL          INCENTIVE     ANNUAL         STOCK        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY    BONUS   COMPENSATION(1)  AWARDS(2)   COMPENSATION(3)
---------------------------  ------ -------- --------- --------------- ------------ ---------------
Donald G. Pardus
 Chairman and Chief
 Executive Officer.......     1995  $400,025 $ 85,000      $13,696       $319,400       $10,000
                              1994   390,025  100,000       13,083            --          9,750
                              1993   375,025  137,500        8,444            --          8,438
John R. Stevens
 President and Chief
 Operating Officer.......     1995  $312,025 $ 68,000      $ 7,300       $202,561       $ 7,800
                              1994   300,025   80,000       13,475            --          7,500
                              1993   275,025  107,500       12,071            --          6,188
Robert G. Powderly
 Executive Vice               1995  $168,025 $ 32,787      $ 9,790       $ 71,024       $ 4,200
  President..............     1994   156,025   40,999        8,350            --          3,900
                              1993   143,025   44,559        8,710            --          3,218
John D. Carney
 Executive Vice               1995  $155,775 $ 32,787      $ 4,025       $ 72,750       $ 3,894
  President..............     1994   140,025   34,207        4,229            --          3,500
                              1993   134,025   38,867        6,618            --          3,015
Richard M. Burns
 Comptroller.............     1995  $134,525 $ 18,785          --        $ 50,577       $ 3,363
                              1994   130,025   22,005          --             --          3,245
                              1993   125,025   25,621          --             --          2,188

                                                  (Footnotes on following page)

(Footnotes for preceding page)
--------
(1) Represents amount reimbursed for tax liability accruing as a result of personal use of company-owned automobiles.
(2) Aggregate amount and value (including the value reflected in the table under "Restricted Stock Awards") of shares held under the Association's Restricted Stock Plan to the officers listed above are as follows:
    Mr. Pardus, 13,887 shares, $319,400; Mr. Stevens, 8,807 shares, $202,561;
    Mr. Powderly, 3,088 shares, $71,024; Mr. Carney, 3,163 shares, $72,750;
    and Mr. Burns, 2,199 shares, $50,577. Dividends are paid on these shares.
(3) Contributions made under the Association's Employees' Savings Plan.

  The Employees' Retirement Plan of Eastern Utilities Associates and its Affiliated companies (the "Pension Plan") is a tax-qualified defined benefit plan available to employees who have completed one year of service and have attained the age of twenty-one. All of the officers referred to in the Summary Compensation Table above participate in the Pension Plan. Trustees who are not also employees of the Association and its subsidiaries (the "EUA System") are not covered by the Pension Plan. The benefits of participants become fully vested after five years of service. Annual lifetime benefits are determined under formulas applicable to all employees, regardless of position, and the amounts depend on length of credited service and salaries prior to retirement. Benefits are equal to one and six-tenths percent of salaries (averaged over the four years preceding retirement) for each year of credited service up to thirty-five, reduced for each year by one and two-tenths percent of the participants' estimated age sixty-five Social Security benefit, plus seventy-five hundredths percent of salaries for each year of credited service in excess of thirty-five years up to the Pension Plan maximum of forty years.

  Any contributions to provide benefits under the Pension Plan are made by the EUA System in amounts determined by the Pension Plan's actuaries to meet the funding standards established by the Employee Retirement Income Security Act of 1974. Any contributions are actuarially determined and cannot appropriately be allocated to individual participants. The annual benefits shown in the table below are straight life annuity amounts, without reduction for primary Social Security benefits as described above. Federal law limits the annual benefits payable from qualified pension plans in the form of a life annuity, after reduction for Social Security benefits, to $120,000 (for 1995 and 1996) plus adjustments for increases in the cost of living. The number of years of service credited at present under the Pension Plan to Messrs. Pardus, Stevens, Carney, Powderly and Burns are thirty-three, thirty, twenty-nine, sixteen and twenty, respectively.

                              PENSION PLAN TABLE

                                             YEARS OF SERVICE
AVERAGE ANNUAL             -----------------------------------------------------
  SALARY                      15       20       25       30       35       40
--------------             -------- -------- -------- -------- -------- --------
 $100,000................. $ 24,000 $ 32,000 $ 40,000 $ 48,000 $ 56,000 $ 59,750
  200,000.................   48,000   64,000   80,000   96,000  112,000  119,500
  300,000.................   72,000   96,000  120,000  144,000  168,000  179,250
  400,000.................   96,000  128,000  160,000  192,000  224,000  239,000
  500,000.................  120,000  160,000  200,000  240,000  280,000  298,750
  600,000.................  144,000  192,000  240,000  288,000  336,000  358,500

  The Association has a Key Executive Plan for certain officers of the Association and its subsidiaries. This plan provides for the annual payment of supplemental retirement benefits equal to 25% of the officer's base salary when he retires, for a period of fifteen (15) years following the date of retirement. In addition, in the event of the death of the participant prior to retirement an amount equal to 200% of the officer's base salary at that time will be paid to his beneficiary. A grantor trust has been established by the Association to help ensure the performance of its payment obligations under the Key Executive Plan. Any amount not covered by trust payments or otherwise will be paid from funds available to the EUA System.

  The Association maintains non-qualified, unfunded retirement plans (the "Restoration Plans") to restore benefits under the qualified plans' formulas which are not covered under the qualified plan trusts due to federal limitations on either earnings, contributions or benefits. Payments or contributions which exceed the applicable federal limitations are made outside the qualified plans in the same manner and under the same conditions as are applicable to benefits payable from, or contributions payable to, the qualified plans. A grantor trust has been established by the Association to help ensure the performance of its payment obligations under these plans. Any amounts not covered by trust payments or otherwise will be paid from funds available to the EUA System.

CHANGE-IN-CONTROL ARRANGEMENTS

  Severance agreements with executive officers of the Association and certain of its affiliates provide that an officer's rate of compensation, benefits, position, responsibilities and other conditions of employment will not be reduced during the term of the agreement, which is thirty-six months commencing upon the date on which a Change in Control, as defined in the agreements, of the Association occurs. If within thirty-six months after a Change in Control the officer's employment is terminated for any reason other than Cause, as defined in the agreements, the Association will, (i) pay the officer within five business days a lump-sum cash amount generally equal to the present value of the additional wages and retirement benefits that the executive would have received in return for completing an additional three years of service, (ii) continue or vest certain fringe benefits and common share grants, (iii) reimburse legal fees and expenses incurred as a result of the termination or to enforce the provisions of the severance agreement and
(iv) reimburse for a portion of the taxes on certain of the foregoing payments, including any amount contributing a "parachute payment" under the Internal Revenue Code. If the officer leaves the employ of the Association or a subsidiary following a reduction in his position, compensation, responsibilities, authority or other benefits existing prior to the Change in Control, or suffers a relocation of regular employment of more than fifty miles, such departure will be deemed to be a termination for reasons other than Cause.

COMPENSATION OF TRUSTEES

  Each non-management Trustee of the Association receives, as a standard arrangement, a retainer fee for all services as a Trustee in the amount of $14,000 annually, with an additional $750 fee for each Trustees' or Committee meeting attended. Effective January 1, 1996, each committee chairperson receives an annual retainer fee in the amount of $2,500. Upon leaving the Board, each non-management Trustee who has attained the age of sixty and who has served as a member of the Board of Trustees for at least five years is entitled to an annual amount, equal to the then current annual retainer paid to active Trustees, for as many full years as that Trustee has served as a Trustee. In the event of a change in control of the Association, a grantor trust has been established by the Association to ensure the performance of its payment obligations under this retirement plan.

              REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE
                     ON COMPENSATION OF EXECUTIVE OFFICERS

  The compensation philosophy of the Board of Trustees' Compensation and Nominating Committee (the "Committee") and the Association is to be competitive with prevailing utility industry compensation norms when satisfactory results are achieved and surpass market norms when exceptional results are reached. (Since the total compensation for any executive is still significantly below the $1 million threshold at which tax deductions are limited under the Internal Revenue Code, the Committee has not had to address issues relative thereto.) The Committee is composed entirely of independent, non-employee Trustees.

  Compensation of executive officers, including the Chief Executive Officer ("CEO"), is a mix of three components, base salary, annual cash incentives and long-term incentives ("Stock Grants"). In recent years, the Association has moved toward placing a greater percentage of compensation at risk through the use of annual cash incentives and Stock Grants. The incentives are designed to reinforce the implementation of both short and long-term objectives needed to build the Association's business and to retain the talent required to manage the Association's business

BASE SALARY

  The Committee, working with an independent compensation consultant, annually reviews the base salary of the CEO and the four other executive officers named in the Summary Compensation Table on page 5. Each executive officer, including those named above, is assigned a salary range which is established using compensation data for comparable officer positions in other utilities. These other utilities: 1) generally have revenue at or about the same level of the Association; 2) operate in generally the same geographic area as the Association; and 3) have other characteristics similar to those of the Association. None of the comparative utilities are included in the Standard & Poor's 26 Electric Power Utilities Index ("S&P 26 Utilities Index") because their level of annual revenue is less than those utilities included in that Index.

  Each salary range has a minimum amount, a position value (reasonably equivalent to market value) and an excess amount which is 10% above the position value. Base salary is limited to no more than the excess amount. Although no specific measure of corporate performance is used in determining base salary, the Committee sets the base salaries for each of the officers listed in the Summary Compensation Table after considering all of the following factors: 1) the financial and operational performance of the Association; 2) observed individual performance; 3) time in current position;
4) existing base salary relative to position value; and, 5) except for the CEO, input of the CEO. Generally, the base salary of the CEO and the four other officers approximates the averages for similar positions in the comparable utilities described above. Salary increases for 1995 were based on the five factors outlined above.

ANNUAL CASH INCENTIVES

  The Association has had an Annual Cash Incentive Plan since 1987. Each year the Committee, working with an independent compensation consultant, reviews the Annual Cash Incentive Plan. The 1995 version of the Plan applicable to officers, other than the CEO and COO, contained two Performance Objectives which were approved by the Committee in early 1995. One Objective measures Earnings Per Average Common Share against a target and the other measures the Cost of Service Per Customer against a peer group of 20 New England utilities. Each Performance Objective represents 40% of the total objectives.

  The 1995 Earnings Per Average Common Share (before charges for Voluntary Retirement Incentive and Net Loss of Disposition of Cogeneration Operations) equaled the threshold amount necessary for an incentive award, but was less than the target amount. Peformance under the Cost of Service Per Customer Objective exceeded the 1995 target.

  With respect to the peer group of 20 New England utilities, none are included in the S&P 26 Utilities Index. The peer group used to measure the Cost of Service Per Customer was selected because it includes virtually all of the electric utilities located in the same geographic area as the Association (New England).

  The remaining 20% of the total Objective was discretionary. In prior years, each officer had several individual goals which formed the primary basis for determining the level of their individual discretionary awards. In 1995, the officers had a common goal of maximizing the benefits of the Core Electric Business reorganization which took place in April 1995.

  The Committee also considers and sets Annual Cash Incentive Awards to the CEO and the COO. A portion of their 1995 Cash Incentive Award was determined using the same Performance Objectives described above (Earnings Per Average Common Share (20% weight) and Cost of Service Per Customer (20% weight)). An additional Performance Objective of Total Return Versus the S&P 26 Utilities Index (20% weight) was also utilized for the CEO and COO.

  Earnings Per Average Common Share equaled the threshold amount necessary for an incentive award, while Performance under the Cost of Service Per Customer Objective exceeded the 1995 target. The threshold for Total Return Versus the S&P 26 Utilities Index was not met and no award was paid for that Objective.

  The remaining 40% in Cash Incentive Awards is discretionary. In determining the level of discretionary awards to the CEO and COO, weight was given to several factors, including performance measured against a series of six specific goals designed primarily to measure financial and operating performance. Goals for 1995 related to Return on Average Common Equity, Price/Earnings Ratio, Earnings Contribution from EUA Cogenex, and three Qualitative measures. Three of the six goals were met in 1995. The 1995 Cash Incentive Awards to the CEO and COO are reflected in the Summary Compensation Table on page 5 under "Annual Compensation--Incentive Bonus."

LONG-TERM INCENTIVES (STOCK PLAN)

  The Association established a restricted stock grant plan in 1989 which, as amended since then, is now the Eastern Utilities Associates Restricted Stock Plan. The purpose of the plan is to assist the Association in securing, retaining and motivating key executives and to recognize their efforts on behalf of the Association through awards of common shares of the Association. Such grants may be awarded every third year and the currently outstanding awards vest on the fifth anniversary of the date of the grant if the executive has continued in the employment of the Association through that date. Awards under the plan for 1995 to the executives listed in the Summary Compensation Table on page 5 are shown separately.

                                  COMPENSATION AND
                                  NOMINATING COMMITTEE
                                  Paul J. Choquette, Jr   Margaret M. Stapleton
                                  Wesley W. Marple, Jr.   W. Nicholas Thorndike

                          CORPORATE PERFORMANCE GRAPH

  The following table compares total shareholder returns over the last five fiscal years to the Standard & Poors 500 Stock Index ("S&P 500") and the S&P 26 Utilities Index. Total return values for the S&P 500, S&P 26 Utilities Index and Eastern Utilities Associates were calculated based on cumulative total return values assuming reinvestment of dividends.

                             TOTAL RETURN SUMMARY
                      BASED ON INITIAL INVESTMENT OF $100

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             AMONG EASTERN UTILITIES ASSOCIATES, THE S&P 500 INDEX
                        AND THE S&P 26 UTILITIES INDEX

                             [GRAPH APPEARS HERE]


           EASTERN UTILITIES ASSOCIATES      S&P 500      S&P 28 UTILITIES INDEX
12/90                 100                      100                 100
12/91                  93                      130                 130
12/92                 118                      140                 138
12/93                 141                      155                 155
12/94                 118                      157                 135
12/95                 135                      215                 177

--------------------------------------------------------------------------------
EASTERN UTILITIES ASSOCIATES             S&P              S&P 26 UTILITIES INDEX

      ----[ ]----                     ----+----                  ----.----
--------------------------------------------------------------------------------

* $100 INVESTED ON 12/31/90 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

  THE FOREGOING REPORT OF THE COMMITTEE AND THE CORPORATE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                  COMMITTEES

  In addition to eleven meetings of the Trustees, meetings were held in 1995 of each of the four standing Committees of the Association: Audit Committee
(two); Compensation and Nominating Committee (four); Finance Committee (four); and Pension Trust Committee (three). Each of the Trustees attended at least 75% of the total number of meetings of the Trustees and of Committees on which he or she served. All members of the Committees are non-management Trustees; the Chief Executive Officer of the Association serves as Secretary of each Committee.

  The general function of each standing Committee is outlined below.

  The Audit Committee recommends the selection or retention of independent auditors, consults with them with respect to the plan of audit, reviews with them their audit report and consults with them and with the Association's internal audit staff as to the adequacy of internal controls.

  The Finance Committee monitors and reviews financial matters, including financial forecasts. It makes recommendations to the Trustees with respect to changes in dividend policy, the capital structures of the Association and of its subsidiaries, and other financial issues.

  The Pension Trust Committee reviews recommendations as to amendments to the Retirement Plan and the Employees' Savings Plan, monitors the performance of the investment managers for each plan's trust fund, determines overall objectives of the trust funds, reviews the annual actuarial report, reviews the appropriateness of certain actuarial assumptions and makes recommendations to the Trustees.

  The Compensation and Nominating Committee reviews the compensation of the Chairman, the President, the Executive Vice Presidents and the Comptroller and the amount of fees to be paid to Trustees, monitors the Annual Cash Incentive Plan and the Restricted Stock Plan, considers candidates (including candidates recommended by Shareholders) to fill vacancies among the Trustees, reviews membership on Committees of the Trustees and makes recommendations to the Trustees. Shareholder recommendations should be submitted in writing to the Chairman or the Secretary of the Association. This Committee would recommend a successor to the Chief Executive Officer if that office became vacant and would also deliberate on any plan in which officers or Trustees as a class would be eligible to receive any additional compensation or related benefit such as deferred compensation or stock options. All members are non-employee Trustees and none has any direct or indirect material interest in or relationship with the Association outside of his or her position as Trustee.

                                   AUDITORS

  Coopers & Lybrand L.L.P., Certified Public Accountants, are the Association's auditors. Audit services of Coopers & Lybrand L.L.P. for 1995 included the examination, reporting and certification of the consolidated financial statements of the Association contained in the Annual Report to Shareholders and services related to certain filings with the Securities and Exchange Commission.

  Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to answer appropriate questions

                                 OTHER MATTERS

  Management does not intend to bring before the meeting any matters other than those specified and has no knowledge of any other matters which may be brought up by other persons. However, if any other matters not now known properly come before the meeting or any adjournment thereof, the persons named in the enclosed form of proxy, including any substitutes, are expected to vote said proxy in accordance with their judgment on such matters.

                                   EXPENSES

  The expenses in connection with the solicitation of the enclosed form of proxy will be borne by the Association. In order to obtain the requisite quorum at the Annual Meeting, it may be necessary to solicit proxies by telephone, telegraph or personal interview. The Association does not expect to pay any compensation for the solicitation of proxies, but will pay brokers and other persons holding shares in their names or in the names of nominees their expenses, nominal in amount, for sending proxy material to principals and obtaining their proxies.

                             SHAREHOLDER PROPOSALS

  The 1997 Annual Meeting of Shareholders is tentatively scheduled to be held on or about May 19, 1997. Proposals of Shareholders intended to be presented at the meeting must be received by the Association on or before November 29, 1996.

  THE ASSOCIATION WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL YEAR 1995 UPON WRITTEN REQUEST TO CLIFFORD J. HEBERT, JR., TREASURER AND SECRETARY, EASTERN UTILITIES ASSOCIATES, P.O. BOX 2333, BOSTON, MASSACHUSETTS 02107.